VSE Reports Financial Results for First Quarter 2018
First Quarter Revenue and Operating Income Impacted by DoD Delays;
EPS of $0.65 Compared to $0.67 Year-Over-Year

Alexandria, Virginia, April 30, 2018 - VSE Corporation (Nasdaq: VSEC) reported the following unaudited consolidated financial results for the first quarter of 2018.

CEO Commentary
“Budget uncertainties at the beginning of the government fiscal year and delays in the issuance of work orders have delayed the funding on contracts in our Federal Services Group," said Maurice “Mo” Gauthier, VSE CEO. "These funding delays contributed to a decrease in revenues from our Department of Defense work in the first quarter of 2018 as compared to the prior year. Year-over-year revenues for our Aviation and Supply Chain Management groups were substantially unchanged. Our Aviation Group has expanded product lines and distribution services to new clients and international geographic markets. Our Supply Chain Management Group's continuing revenue growth from commercial and government parts sales has offset a decrease in sales to the U.S. Postal Service.”

Mr. Gauthier continued, “We also amended our bank loan agreement to extend the maturity date on our bank debt and increase our borrowing capacity. This strengthens our balance sheet, enhances our liquidity, and positions us to better support our current business and strategic efforts.”

First Quarter Results (unaudited)

(in thousands, except per share data)
	Three months ended March 31,
	2018	2017	% Change
Revenues	$176,897	$197,294	(10.3)%
Operating income	$11,593	$14,196	(18.3)%
Net income	$7,052	$7,293	(3.3)%
EPS (Diluted)	$0.65	$0.67	(3.0)%

Operational Highlights

•	Our Supply Chain Management Group increased commercial and government revenue by 21% year-over-year.

•
Our Federal Services Group was awarded a task order under the United States Air Force Contract Field Teams (CFT) Indefinite Delivery/Indefinite Quantity (ID/IQ) contract, supporting the 314th Air Wing at Little Rock Air Force Base in Little Rock, Arkansas. This task order consists of a one year base period of performance with one one-year option period and an additional six-month option period, and total potential value of $28.5 million.

•	Our Federal Services Group in conjunction with our Aviation Group completed an overhaul of an LM2500 Marine Gas Turbine engine under our NAVSEA FMS contract for the Taiwanese Navy.

•	Our Aviation Group signed three new distribution agreements, including agreements for commercial airline cockpit display units and Business and General Aviation (B&GA) navigation equipment in support of customers in Europe and Asia-Pacific. These agreements increase our international footprint and they will be executed from our locations in Germany and Singapore.

•	Our Aviation Group agreed in principle to extend its worldwide exclusive agreement with one of our key suppliers for small turbine engine fuel accessories through 2024.

Financial Information
Revenues were $176.9 million in the first quarter of 2018 compared to $197.3 million in the first quarter of 2017. The decrease in revenues is primarily attributable to a reduction in work in our Federal Services Group.

Operating income was $11.6 million for the first quarter of 2018 compared to $14.2 million in the first quarter of 2017. The operating income decrease was primarily attributable to revenue decreases in our Federal Services Group and lower U.S. Postal Service revenues in our Supply Chain Management Group. Net income was $7.1 million for the first quarter of 2018, or $0.65 per diluted share, compared to $7.3 million, or $0.67 per diluted share for the first quarter of 2017. The decrease in net income was not as significant as our decrease in operating income primarily due to the enactment of the Tax Cuts and Jobs Act in December 2017, which reduced the federal corporate income tax rate from 35% to 21% effective January 1, 2018.

Bookings in our Federal Services Group were $33 million for the first three months of 2018 compared to revenue for this group of $88 million. Funded contract backlog at March 31, 2018 was $261 million, compared to $324 million at December 31, 2017 and $359 million at March 31, 2017.

Non-GAAP Financial Information
The non-GAAP Financial Information (unaudited) listed below is not calculated in accordance with U.S. generally accepted accounting principles ("GAAP") under SEC Regulation G. We consider EBITDA a non-GAAP financial measure and an important indicator of performance and useful metric for management and investors to evaluate our business' ongoing operating performance on a consistent basis across reporting periods. EBITDA should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

EBITDA represents net income before interest expense, income taxes, amortization of intangible assets and depreciation and other amortization.

Non-GAAP Financial Information (unaudited)

(in thousands)	Three Month Results ended March 31,
	2018	2017	% Change
Net Income	$7,052	$7,293	(3)%
Interest Expense	2,175	2,435	(11)%
Income Taxes	2,366	4,468	(47)%
Amortization of Intangible Assets	4,004	4,004	0%
Depreciation and Other Amortization	2,480	2,707	(8)%
EBITDA	$18,077	$20,907	(14)%

Capital Expenditures
Purchases of property and equipment were $1.1 million for the first quarter of 2018 compared to $414 thousand for the first quarter of 2017.

About VSE
Established in 1959, VSE is a diversified products and services company providing logistics solutions with integrity, agility, and value. VSE is dedicated to making our federal and commercial clients successful by delivering innovative solutions for vehicle, ship, and aircraft sustainment, supply chain management, platform modernization, mission enhancement, and program management, and providing energy, IT, and consulting services. For additional information regarding VSE services and products, please see the Company's web site at www.vsecorp.com or contact Christine Kaineg, VSE Investor Relations, at (703) 329-3263.

Please refer to the Form 10-Q that will be filed with the Securities and Exchange Commission (SEC) on or about May 1, 2018 for more details on our 2018 first quarter results. Also, refer to VSE’s Annual Report on Form 10-K for the year ended December 31, 2017 for further information and analysis of VSE’s financial condition and results of operations. VSE encourages investors and others to review the detailed reporting and disclosures contained in VSE’s public filings for additional discussion about the status of customer programs and contract awards, risks, revenue sources and funding, dependence on material customers, and management’s discussion of short and long term business challenges and opportunities.

Safe Harbor
This news release contains statements that to the extent they are not recitations of historical fact, constitute “forward looking statements” under federal securities laws. All such statements are intended to be subject to the safe harbor protection provided by applicable securities laws. For discussions identifying some important factors that could cause actual VSE results to differ materially from those anticipated in the forward looking statements in this news release, see VSE’s public filings with the SEC.

VSE Financial News Contact: Christine Kaineg -- (703) 329-3263.

VSE Corporation and Subsidiaries

Unaudited Consolidated Balance Sheets
(in thousands except share and per share amounts)

	March 31, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$621	$624
Receivables, net	56,738	55,760
Unbilled receivables, net	33,970	42,577
Inventories, net	148,933	132,591
Other current assets	14,580	16,988
Total current assets	254,842	248,540

Property and equipment, net	53,988	55,146
Intangible assets, net	106,905	110,909
Goodwill	198,622	198,622
Other assets	15,266	15,796
Total assets	$629,623	$629,013

Liabilities and Stockholders' equity
Current liabilities:
Current portion of long-term debt	$9,450	$6,960
Accounts payable	75,603	66,015
Accrued expenses and other current liabilities	29,162	40,243
Dividends payable	762	759
Total current liabilities	114,977	113,977

Long-term debt, less current portion	152,938	165,614
Deferred compensation	17,918	16,323
Long-term lease obligations, less current portion	20,175	20,581
Deferred tax liabilities	20,302	19,423
Total liabilities	326,310	335,918

Commitments and contingencies
Stockholders' equity:
Common stock, par value $0.05 per share, authorized 15,000,000 shares; issued and outstanding 10,881,106 and 10,838,747, respectively	544	542
Additional paid-in capital	26,490	24,470
Retained earnings	275,887	267,902
Accumulated other comprehensive loss	392	181
Total stockholders' equity	303,313	293,095
Total liabilities and stockholders' equity	$629,623	$629,013

VSE Corporation and Subsidiaries

Unaudited Consolidated Statements of Income
(in thousands except share and per share amounts)

	For the three months ended March 31,
	2018	2017
Revenues:
Products	$88,673	$89,017
Services	88,224	108,277
Total revenues	176,897	197,294

Costs and operating expenses:
Products	74,726	74,706
Services	85,755	103,944
Selling, general and administrative expenses	819	444
Amortization of intangible assets	4,004	4,004
Total costs and operating expenses	165,304	183,098

Operating income	11,593	14,196

Interest expense, net	2,175	2,435

Income before income taxes	9,418	11,761

Provision for income taxes	2,366	4,468

Net income	7,052	7,293

Basic earnings per share	0.65	0.67

Basic weighted average shares outstanding	10,860,555	10,822,669

Diluted earnings per share	0.65	$0.67

Diluted weighted average shares outstanding	10,896,504	10,849,427

Dividends declared per share	$0.070	$0.060

VSE Corporation and Subsidiaries

Unaudited Consolidated Statements of Cash Flows
(in thousands)

	For the three months ended March 31,
	2018	2017
Cash flows from operating activities:
Net income	$7,052	$7,293
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,484	6,711
Deferred taxes	283	(223)
Stock-based compensation	1,263	1,084
Changes in operating assets and liabilities:
Receivables, net	(978)	4,946
Unbilled receivables, net	13,432	5,725
Inventories, net	(18,895)	(4,782)
Other current assets and noncurrent assets	3,169	5,010
Accounts payable and deferred compensation	11,681	(20,955)
Accrued expenses and other current liabilities	(9,792)	(3,851)
Long-term lease obligations	(406)	(307)

Net cash provided by operating activities	13,293	651

Cash flows from investing activities:
Purchases of property and equipment	(1,053)	(414)

Net cash used in investing activities	(1,053)	(414)

Cash flows from financing activities:
Borrowings on loan agreement	247,669	96,124
Repayments on loan agreement	(256,368)	(94,875)
Payment of debt financing costs	(1,798)	—
Payments on capital lease obligations	(346)	(307)
Payments of taxes for equity transactions	(641)	(500)
Dividends paid	(759)	(650)

Net cash used in financing activities	(12,243)	(208)

Net increase (decrease) in cash and cash equivalents	(3)	29
Cash and cash equivalents at beginning of period	624	428
Cash and cash equivalents at end of period	$621	$457